Exhibit 4.1

Cancer Genetics, inc.
Omnibus Warrant Amendment

This Omnibus Warrant Amendment (this “Amendment”) is entered into as of June 30, 2018 (the “Effective Date”), by and among Cancer Genetics, Inc., a Delaware corporation (the “Company”), as issuer, and each of Partners for Growth IV, L.P., a Delaware limited partnership (“PFG”), PFG Equity Investors, LLC, a Delaware limited liability company, and SVB Financial Group, a Delaware corporation (each a “Holder” and collectively, “Holders”). Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to them in those certain Warrants issued by the Company to PFG and its designees named above dated as of March 22, 2017 (the “PFG Warrants”).

Recitals

Whereas, the Company and its Subsidiary entered into that certain Loan and Security Agreement with PFG on March 22, 2017 (as amended, the “Loan Agreement”);

Whereas, the Company is concurrently entering into that certain Joinder & Modification No. 2 to Loan and Security Agreement with PFG and in connection therewith the parties desire to modify the terms of the PFG Warrants;

Now, Therefore, in consideration of the foregoing premises, the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Agreement

1. Amendment of Exchange Price. The Exchange Price under each of the PFG Warrants shall be amended to read:

(a) In the heading to each Warrant:

Exchange Price:	See Section 1,2, subject to adjustment

(b) Section 1.2 shall be replaced and superseded with the following (with the restated Section 1.2 in quotation marks for reading convenience only):

“ 1.2 Exchange Price. Subject to adjustment under Section 4 of this Warrant during the term of this Warrant, the price per Share at which the shares of Warrant Stock are issuable upon conversion of this Warrant shall be $0.92, subject to adjustment under Section 4 (the “Exchange Price”).”

(c) Reduction in Number of Shares. Section 1.8 of the Warrants is deleted and of no force and effect, with no adjustment to the Number of Shares under the Warrants being applicable based on the Company having failed to meet the required performance criteria as set forth therein.

2. Counterparts; Binding Effect. This Amendment may be signed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed one and the same document. A counterpart of this Amendment bearing the signature of the Company and Holders shall be filed and retained in the records of the Company. This Amendment shall be binding upon the Company and each Holder, regardless of the binding effect on any individual Holder.

[Signature Pages Follow]

2

In Witness Whereof, this Omnibus Warrant Amendment has been executed by the parties hereto as of the Effective Date.

COMPANY:		HOLDER:

Cancer Genetics, Inc.		Partners for Growth IV, L.P.
a Delaware corporation

By:	/s/ John A. Roberts	By:	/s/ Philip Lawson

Name:	John A. Roberts	Name:	Philip Lawson

Title:	Chief Executive Officer	Title:	Manager, Partners for Growth IV, LLC, its General Partner

HOLDER:		HOLDER:

SVB FINANCIAL GROUP		pfg equity investors, llc

By:	/s/ Erin Pfeifer	By:	/s/ Philip Lawson

Name:	Erin Pfeifer	Name:	Philip Lawson

Title:	Senior Fixed Income Portfolio Manager	Title:	Manager

 Omnibus Warrant Amendment (CGI)